As filed with the Securities and Exchange Commission on April 7, 2000

                                                    Registration No.  333- _____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                               Sedona Corporation
             (Exact name of registrant as specified in its charter)
                              649 North Lewis Road
                                    Suite 220
                               Limerick, PA 19468
                                 (610) 495-3003
                    (Address of principal executive offices)
            Pennsylvania                                  95-4091769
  (State or other jurisdiction of                      (I.R.S. employer
   incorporation or organization)                     identification number)
                                  ------------
                                 Marco A. Emrich
                      President and Chief Executive Officer
                               Sedona Corporation
                              649 North Lewis Road
                                    Suite 220
                               Limerick, PA 19468
                                 (610) 495-3003
            (Name, address, including zip code and telephone number,
                   including area code of agent for service)
                                  ------------
                                   Copies to:
                             Robert B. Murphy, Esq.
                        Piper Marbury Rudnick & Wolfe LLP
                             1200 19th Street, N.W.
                             Washington, D.C. 20036
                                 (202) 861-3900
                                -----------------

   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|___________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|___________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

========================== ================ ======================= ===================== ==========================
                                               Proposed Maximum       Proposed Maximum            Amount of
 Title of Each Class of     Amount to be      Offering Price Per     Aggregate Offering       Registration Fee
    Securities To Be         Registered            Share(1)                Price
       Registered
-------------------------- ---------------- ----------------------- --------------------- --------------------------
 Common Stock, par value
    $0.001 per share         3,320,603              $5.50               $18,263,317                $4,822
========================== ================ ======================= ===================== ==========================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for such shares of common stock on April 5, 2000, as reported on the Nasdaq SmallCap Market. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable under any stock split, stock dividend or anti-dilution provisions in the convertible preferred stock and warrants.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS


                               SEDONA CORPORATION

                          3,320,603 Shares Common Stock

                                ----------------

         The selling shareholders, listed on page 7, may offer from time to time up to 3,320,603 shares of our common stock under this prospectus. No underwriter is being used in connection with this offering of common stock. The selling shareholders may offer and sell their shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. We will not receive any of the proceeds from the sale of shares.

         The price of the common stock being offered under this prospectus will most likely be the market price of our common stock. Our common stock is traded on the Nasdaq Small Cap Market under the symbol SDNA. On April 6, 2000, the closing price of one share of our common stock was $5.94.

                              --------------------

         Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 2.

                              --------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.









                The date of this prospectus is April ___, 2000.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           -----

    Sedona................................................................ 1

    Risk Factors.......................................................... 2

    Use of Proceeds....................................................... 5

    Selling Shareholders.................................................. 6

    Plan of Distribution.................................................. 9

    Legal Matters......................................................... 10

    Experts............................................................... 10

    Where You Can Find More Information................................... 10

    Forward-Looking Statements............................................ 12

                                     SEDONA

          SEDONA Corporation develops, markets, services and supports Internet-based customer relationship management solutions that provide organizations with the ability to optimize their return on customer relationships and greatly improve their customer acquisition, intimacy, satisfaction and retention capabilities.

          The rise of the Internet has opened the door to a whole new level of competition in business today. In almost every industry, new competitors are entering the market daily. Companies are aggressively looking to implement new ebusiness strategies, which combine Internet technology with innovative marketing to obtain and maintain market share.

         In the new economy, there has been an increasing realization that focus on the customer is of great importance. As the Internet has made the world smaller, it has also made consumers more demanding than ever before. In order to acquire and retain customers, enterprises have to find innovative ways to leverage customer information to build personalized relationships with their customers by offering customized products and services to them before the competition does.

          A new class of applications is changing the landscape of business solutions by enabling enterprises with the competitive ability to effectively personalize their customer relationships as well as identify otherwise unknown sales and marketing opportunities. To do this in a timely and accurate way, new technologies are needed which transform raw customer data into dynamically created and visually presented smart content. Smart content is customer data enhanced with consumer demographics, behaviors, interests and preferences information that is then filtered and analyzed visually to provide timely and precise information on-demand to business users.

          SEDONA is an Internet customer relationship management application provider targeting small and mid-sized financial services companies and the new breed of ecommerce merchants known as etailers. Working with strategic alliance partners, SEDONA's technologies can also be found in large-scale customer relationship management, supply chain management and enterprise resource management applications within Fortune 1000 organizations.

          Our principal executive offices are located at 649 North Lewis Road, Limerick, Pennsylvania 19468, and our telephone number is (610) 495-3003.






                                      (1)

                                  RISK FACTORS

          You should carefully consider the following risk factors as well as other information contained in this prospectus or in documents to which we refer you before deciding to invest in shares of our common stock.

We have a limited operating history with which you can evaluate our business.

          We only began focusing exclusively on our Internet-based application solutions in 1999. As a result, we have only a limited operating history with which you can evaluate our business and prospects. Our limited operating history makes predicting our future operating results difficult. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development in new and rapidly evolving markets, specifically the rapidly evolving market for knowledge management solutions. These risks include our ability to:

                   acquire and retain customers;

                   build awareness and acceptance of our brand name;

                   extend existing and develop new strategic partner relationships;

                   access additional capital when required;

                   upgrade and develop our software and systems in a timely and effective manner; and

                   attract and retain key personnel.

         Our business strategy may not be successful and we may not successfully address these and other risks and uncertainties related to our limited operating history.
                                      (2)

We have limited revenues, have incurred operating losses in recent years and may not be profitable in the future.

          We had total revenues from continuing operations of $244,000, $15,000 and $260,000 and losses from continuing operations of $3.3 million, $3.9 million and $5.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. As of December 31, 1999, we had an accumulated deficit of $33.1 million. If our current and future products fail to gain acceptance in the marketplace, we believe it is unlikely that we will be able to reverse our operating loss trend or assure you of our future profitability.

This offering may depress our stock price.

          Under this prospectus, the selling shareholders are registering shares representing approximately 12.5% of our outstanding common stock as of March 31, 2000. Sales of a substantial number of shares of common stock in the public market by the selling shareholders may decrease the prevailing market price for our common stock and could impair our ability to raise capital through the sale of our equity securities.

The exercise of warrants or options may depress our stock price.

          There are a significant number of warrants and options to purchase our common stock outstanding. Holders may sell the common stock acquired upon exercise of the warrants and options at a market price that exceeds the exercise price of the warrants and options paid by the holders. Sales of a substantial number of shares of common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. As of March 31, 2000, we had 7,201,039 warrants outstanding at a weighted average exercise price of $2.74 per share and 2,234,330 options outstanding with a weighted average exercise price of $2.42 per share. Approximately 74% of the warrants and 38% of the options were exercisable as of March 31, 2000.

We do not expect to pay any dividends on our common stock.

          We have not paid any cash dividends on our common stock and we do not expect to pay any dividends in the immediate future. The value of your shares will be determined solely by the market price of our common stock.

We may require additional capital that may not be available.

          We will not receive any of the proceeds from the sale of shares by the selling shareholders. To conduct our operations as currently contemplated for a period of at least one year, we may require additional financing. While we are actively pursuing various sources of asset based loans and new equity infusions we do not know if additional financing will be available to us on terms that we can accept.

We may not be able to use our net operating loss carryforwards.

          Net operating loss carryforwards may be used to offset taxable income obtained in future years. As of December 31, 1999, we had approximately $29.8 million in net operating losses at the federal level and $8.5 million at the state level. The federal net operating losses, if unused, will expire between 2000 and 2019. The state net operating losses will expire between 2005 and 2009. We cannot assure you that we will generate taxable income to use the net operating losses before some or all of them expire.

Our software may become obsolete.

         Our competitors may develop technologies and software products that are more attractive than any that we are developing and marketing which would render some or all of our technologies and products obsolete or noncompetitive.

                                      (3)

A deterioration of our strategic relationships or a failure to establish new relationships may have an adverse effect on our business.

          We have established strategic relationships with a number of organizations that we believe are important to our sales, marketing and support activities and the development and implementation of our products. We have established non-exclusive strategic relationships with companies such as Oracle Corporation and Acxiom Corporation. We also have significant relationships with other application and content providers. If we cannot maintain these relationships and secure additional relationships on terms acceptable to us, our revenue growth may be harmed, which would have an adverse affect on our business.

Third party system integrators are integral to the success of our business.

        If we do not adequately train a sufficient number of system integrators or, if these integrators do not have or devote the resources necessary to implement our products, our business, operating results and financial condition could be materially and adversely affected.

The compatibility of our products with the Internet is important to our success.

          Our applications communicate through public and private networks over the Internet. The increased commercial use of the Internet could require substantial modification and customization of our software products and the introduction of new products. We may not be able to effectively migrate our products to the Internet or successfully compete in the Internet-related products and services market.

If our products fail to meet the evolving requirements of our customers, our business may be adversely affected.

          We may not be successful in developing, marketing and releasing new products or new versions of our applications that respond to technological developments, evolving industry standards or changing customer requirements. Our business, operating results and financial condition could be materially and adversely affected if we are not able to meet the changing industry standards or customer demands.

                                      (4)

We rely on our intellectual property which we may be unable to protect, or we may be found to infringe the rights of others.

         We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights which afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around our technology. Policing unauthorized use of our products is difficult. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate. Further, we cannot guarantee that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that we would prevail in any such litigation or be able to license any valid or infringed patents from third parties on commercially reasonable terms.

We must recruit and retain qualified professionals to succeed in our business.

          Our future success depends in large part on our ability to recruit and retain qualified professionals skilled in engineering, software development, production and marketing. Such professionals are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for qualified professionals is intense. Any inability to recruit and retain a sufficient number of qualified employees could hinder the growth of our business.

Loss of any of our key management or skilled personnel could negatively impact our business.

          Our future success depends to a significant extent on the continued service and coordination of our executive officers and other key employees. The loss or departure of any of our officers or key employees could materially adversely affect our ability to implement our business plan. In addition, if for any reason our key employees, or any replacement key employees, are not able to work together effectively or successfully, our business could be materially adversely affected.


                                USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders. If any or all of the warrants held by the selling shareholders are exercised, we intend to use the net proceeds for working capital and general corporate purposes. Temporarily, we may invest the net proceeds from the exercise of the warrants, if any, in high grade short term interest bearing investments.

                                      (5)

                              SELLING SHAREHOLDERS

         The common stock offered by this prospectus represents shares issued or issuable upon conversion of our $1,000,000 series B convertible 869,565 preferred stock, 1,000,000 shares issued or issuable upon conversion of our $1,000,000 series F convertible preferred stock, 1,171,872 shares issued or issuable upon conversion of our $3,000,000 series G convertible preferred stock, 204,166 shares issuable upon exercise of warrants and 75,000 outstanding shares.

          The number of shares that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because each selling stockholder may sell all, some or none of the shares of common stock which it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering.

          The following table sets forth the beneficial ownership of our common stock by the selling shareholders as of April 1, 2000. Beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has the right to acquire within 60 days of this prospectus. Unless indicated in the footnotes, each person has the sole power to direct the voting and investment over the shares owned by them.

          The shares of common stock included in the table as owned before the offering represent good faith estimates of the number of shares of common stock that will become issuable upon conversion of the convertible preferred stock based on conversion prices as of April 1, 2000. The actual number of shares of common stock issuable upon conversion of the convertible preferred stock is indeterminate, and is subject to adjustment that could materially change the amounts set forth in the table depending on factors which we cannot predict at this time, including, among other factors, the future market price of our common stock.

          Pursuant to its terms, the series G convertible preferred stock is convertible by any holder only to the extent that the number of shares issuable, together with the number of shares of common stock beneficially owned by such holder, but not including unconverted shares of convertible preferred stock, would not equal or exceed 4.9% of the then outstanding common stock as determined in accordance with section 13(d) of the Securities Exchange Act of 1934, unless the holder provides us with at least 75 days notice prior to the conversion. However, this 4.9% limit does not prevent any selling stockholder who does not provide at least 75 days prior notice from selling more than 4.9% of our common stock because the stockholder can convert the convertible preferred stock and then sell all of the common stock received upon conversion to permit it to engage in further conversions.

                                      (6)

                                            Total Common Stock       Number of Shares of
                                             Owned Before the         Common Stock to be        Common Stock Owned After the
                                                 Offering                  Offered                        Offering
Name
                                           ---------------------    -----------------------     ------------------------------
                                                                                                    Number         Percent

Seaside Partners, L.P.......................     434,783 (1)                869,565 (2)                --             --
The Tang Fund...............................     354,610 (3)                500,000 (4)
Oscar Tang..................................     354,610 (3)                500,000 (4)
AMRO International, S.A.....................     388,697 (5)                720,728 (6)                --             --
Markham Holdings Limited....................      68,594 (5)                127,188 (6)                --             --
Aspen International Limited.................     114,322 (5)                211,978 (6)                --             --
The Cuttyhunk Fund Limited..................      57,161 (5)                105,989 (6)                --             --
The George S. Sarlo 1995 Charitable
    Remainder Trust.........................      57,161 (5)                105,989 (6)                --             --
Osprey Partners.............................      37,500                     37,500                    --             --
David C. Brown..............................     141,666                    141,666                    --             --
    Total                                                                 3,320,603

-----------------------

(1) Represents the number of shares issuable upon conversion of series B convertible preferred stock at a conversion price of $2.30 per share.
The series B convertible preferred stock is convertible at a per share price equal to the lesser of $2.30 and the average closing price of our common stock on the Nasdaq SmallCap Market for the consecutive
25-trading day period immediately preceding the conversion date, but in no event will the conversion price be less than $1.15 per share.
(2) Represents the maximum amount of shares of common stock issuable upon conversion of series B convertible preferred stock.
(3) Represents the number of shares issuable upon conversion of series F convertible preferred stock at a conversion price of $1.41 per share.
The series F convertible preferred stock is convertible at a per share price equal to the lesser of $1.41 and the average closing price of our common stock on the Nasdaq SmallCap Market for the consecutive
25-trading day period immediately preceding the conversion date, but in no event will the conversion price be less than $1.00 per share.
(4) Represents the maximum amount of shares of common stock issuable upon conversion of series F convertible preferred stock.
(5) Represents the number of shares issuable upon conversion of series G convertible preferred stock at a conversion price of $5.12 per share. The series G convertible preferred stock is convertible at a per share price equal to the lesser of $5.12 and 95% of the average of the three lowest closing bid prices of our common stock on the Nasdaq SmallCap Market during the 20 consecutive trading day period immediately preceding the conversion date, but in no event will the conversion price be less than $3.50 per share prior to June 28, 2000. Also includes the number of shares issuable upon exercise of warrants as follows: 56,666 shares issuable to AMRO International, 10,000 shares issuable to Markham Holdings, 16,666 shares issuable to Aspen International, 8,333 shares issuable to Cuttyhunk Fund and 8,333 shares issuable to the Sarlo Trust.
(6) Under a registration rights agreement, we are required to register for resale by the holders of the series G convertible preferred stock 200% of the common stock issuable to these holders upon conversion at the conversion price in effect on April 6, 2000. We are also required to register for resale the shares issuable upon exercise of the warrants held by the holders of series G convertible preferred stock.



          The tables below set forth the number of shares of our common stock that the holders of the series B, the series F and the series G convertible preferred stock would have acquired if they elected to convert the entire amounts of these series of convertible preferred stock on April 1, 2000. With respect to the series B and series F convertible preferred stock, the share amounts are based on $6.95, which is the average closing price of our common stock for the 25 consecutive trading day period immediately preceding April 1, 2000, and on assumed share prices of $5.21, $3.48 and $1.74, which prices represent a 25%, 50% and 75% decline, respectively, in that average closing price. For the series G convertible preferred stock, the share amounts are based on $6.09, which is the average of the three lowest closing bid prices of our common stock during the 20 consecutive trading day period immediately preceding April 1, 2000, and on assumed share prices of $4.57, $3.05 and $1.52, which prices represent a 25%, 50% and 75% decline, respectively, in that average. There were 26,745,398 shares of our common stock outstanding on April 1, 2000.

                                      (7)

---------------------------- ---------------------- -------------------------     ---------------------------
Series B
---------------------------- ---------------------- -------------------------     ---------------------------


                             Shares of Common Stock
   Percentage Decline in          Conversion         Issued Upon Conversion       Percentage of Outstanding
   Average Closing Price        Price in Effect                                          Common Stock
----------------------------    ----------------    -------------------------     ---------------------------

        0% ($6.95)              $    2.30                   434,783                         1.6%
       25% ($5.21)                   2.30                   434,783                         1.6
       50% ($3.41)                   2.30                   434,783                         1.6
       75% ($1.74)                   1.74                   574,713                         2.2
---------------------------- ---------------------- -------------------------     ---------------------------


---------------------------- ---------------------- -------------------------     ---------------------------
Series F
---------------------------- ---------------------- -------------------------     ---------------------------


                             Shares of Common Stock
   Percentage Decline in          Conversion         Issued Upon Conversion       Percentage of Outstanding
   Average Closing Price        Price in Effect                                          Common Stock
----------------------------    ----------------    -------------------------     ---------------------------

        0% ($6.95)              $    1.41                   709,220                         2.7%
       25% ($5.21)                   1.41                   709,220                         2.7
       50% ($3.41)                   1.41                   709,220                         2.7
       75% ($1.74)                   1.41                   709,220                         2.7
---------------------------- ---------------------- -------------------------     ---------------------------

------------------------------------------------------------------------------------------------------------------------------
Series G
------------------------------------------------------------------------------------------------------------------------------
                                   Conversion before June 28, 2000                 Conversion on or after June 28, 2000
                          --------------------------------------------------- ------------------------------------------------

 Percentage Decline in                     Shares of Common     Percentage                   Shares of Common  Percentage of
Average of Three Lowest    Conversion     Stock Issued Upon         of         Conversion      Stock Issued     Outstanding
      Closing Bids          Price in          Conversion        Outstanding     Price in     Upon Conversion    Common Stock
                             Effect                            Common Stock      Effect
------------------------- -------------- --------------------- -------------- -------------- ----------------- ---------------

       0% ($6.09)         $     5.12            585,938              2.2%     $     5.12           585,938           2.2%
      25% ($4.57)               4.57            656,455              2.5            4.57           656,455           2.5
      50% ($3.05)               3.50            857,143              3.2            3.05           983,607           3.7
      75% ($1.52)               3.50            857,143              3.2            1.52         1,973,684           7.4
------------------------- -------------- --------------------- -------------- -------------- ----------------- ---------------

                                      (8)

                              PLAN OF DISTRIBUTION

          We are registering the shares on behalf of the selling shareholders. The shares being registered are owned or may be acquired by the selling shareholders upon conversion of preferred stock or exercise of warrants. Selling shareholders, as used in this prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares from a named selling shareholder after the date of this prospectus. The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

              in ordinary broker's transactions on Nasdaq or any national securities exchange on which our common stock may be listed at the time of sale;

              in the over-the-counter market;

              in private transactions other than in the over-the-counter market;

              in connection with short sales of other shares of our common stock in which shares are redelivered to close out positioning;

              by pledge to secure debts and other obligations;

              in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

              in a combination of any of the above transactions.

          The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

          Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. Shareholders must meet the criteria and conform to the requirements of that rule. The selling shareholders and the broker-dealers to or through whom sale of the shares may be made could be deemed to be underwriters within the meaning of the Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public.

          The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by any of the selling shareholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, a prospectus supplement or post-effective amendment to the registration statement will be filed with the SEC. This supplement or amendment will include the following information:


               the name of the participating broker-dealer(s) or underwriters;

               the number of shares involved;

               the price or prices at which the shares were sold by the selling shareholders;

               the commissions paid or discounts or concessions allowed by the selling shareholders to the broker-dealers or underwriters; and

               other material information.

          We have advised the selling shareholders that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling shareholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling shareholders or other party selling the shares.

                                      (9)

                                  LEGAL MATTERS

      The validity of the shares of common stock offered will be passed upon for us by Piper Marbury Rudnick & Wolfe LLP.

                                     EXPERTS

          The consolidated financial statements of Sedona Corporation appearing in the Company's annual report on Form 10-K as of December 31, 1999 and 1998 and for the two years then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. The consolidated financial statements of Sedona Corporation as of December 31, 1997 and the year then ended appearing in the Company's annual report on Form 10-K for the year ended December 31, 1999, have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon these reports given on the authority of such firms as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

          Sedona is subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                      (10)

          We have filed with the SEC a registration statement on Form S-3 covering the common stock offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about Sedona and our common stock, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by Sedona with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

          The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (a) Our annual report on Form 10-K for the fiscal year ended December 31, 1999.

         (b) The description of our common stock which is contained in our registration statement on Form 8-B filed under the Securities Exchange Act, including any amendment or reports filed for the purpose of updating this description.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Sedona Corporation, 649 North Lewis Road, Limerick, PA 19468, Attention: Michael A. Mulshine, Corporate Secretary,
(610) 495-3003.

          We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of our common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so.

                                      (11)

                           FORWARD-LOOKING STATEMENTS

          Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other forward-looking information. Forward-looking statements can be identified by the use of progressive terminology, such as may, will, expect, anticipate, estimate, continue or other similar words. These statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause such a difference include those discussed in the section titled Risk Factors beginning on page 2. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares. You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision. All references to the terms we or us in this prospectus means Sedona Corporation and its subsidiaries, except where it is clear that the term means only the parent corporation.

                                      (12)

                                      II-5
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

14.  Other Expenses of Issuance and Distribution

          The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

          Securities and Exchange Commission
               registration fee                        $     4,822
          Printing expenses                                  1,000
          Legal fees and expenses                           25,000
          Accounting fees and expenses                      10,000
          Miscellaneous expenses                             5,000
                                                      --------------
               Total                                   $    45,822
                                                      --------------




15.  Indemnification of Officers and Directors

      The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorney's fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

          In Pennsylvania, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The provisions of Article VII of the Company's By-laws require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and specific liabilities incurred under the federal securities laws. The By-laws also prohibit indemnification attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

     Under the indemnification provisions of the By-laws a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-laws also require the Company to indemnify such portion.

     Section 7.03 of the By-laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.

     Section 7.06 of the By-laws provides that any dispute concerning a person's right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the Nasdaq system. The Company also is obligated to pay the expenses (including attorney's fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Company's right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.

     Section 7.07 of the By-laws provides that in circumstances in which indemnification is held to be unavailable, the Company must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

     Section 7.10 of the By-laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

     All future directors and officers of the Company automatically would be entitled to the protections of the indemnification provisions of the By-laws at the time they assume office.

     Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are currently covered as insureds under a directors' and officers' liability insurance policy.


16.  Exhibits

    Exhibit No.       Description
    -----------       -----------
        4.1           Statement of Designation of Class A, Series B Convertible  Preferred  Stock  (incorporated  by reference to Exhibit 4.0 to the Company's  Quarterly  Report on Form 10-Q for the three months ended March 31, 1999)
        4.2           Statement of Designation of Class A, Series F Convertible  Preferred  Stock  (incorporated  by reference  to Exhibit 4.0 to the  Company's  Quarterly  Report on Form 10-Q for the six months ended June 30, 1999)
        4.3*          Certificate  of  Designations,  Preferences  and  Rights  of  Class A,  Series  G  Convertible
                      Preferred Stock
        5.1*          Opinion  of Piper  Marbury  Rudnick  & Wolfe  LLP,  regarding  legality  of  securities  being registered
        10.1          Series B Convertible  Preferred Stock Purchase  Agreement, dated  March 30,  1999,  by and between  theCompany and Seaside  Partners,  L.P.  (incorporated  by  reference  to Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1999)
       10.2*          Series F Convertible  Preferred Stock Purchase  Agreement,  dated May 24, 1999, by and between the Company, Oscar Tang, individually, and The Tang Fund
       10.3*          Series G Convertible  Preferred  Stock and Warrants  Purchase  Agreement,  dated  February 25,
                      2000, by and between the Company and the investors signatory thereto
       10.4*          Form of Warrant to purchase  shares of common stock of the Company, issued to the investors
                      signatory to the Series G Convertible   Preferred   Stock  and   Warrants   Purchase Agreement
       10.5*          Registration  Rights  Agreement,  dated  February 25, 2000, by and between the Company and the investors signatory thereto
       23.1*          Consent of Ernst & Young LLP
       23.2*          Consent of BDO Seidman, LLP
       23.3*          Consent of Piper Marbury Rudnick & Wolfe LLP  (included as part of Exhibit 5.1 hereto)
       24.1*          Power of Attorney (included in signature page)

*        Filed herewith

17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Charter or By-laws or the Pennsylvania Business Corporation Law of 1988 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Limerick, Montgomery County, Commonwealth of Pennsylvania, on the 6th day of April, 2000.

                                        SEDONA CORPORATION

                                        By: /s/ Marco A. Emrich
                                           -------------------------------------
                                           Marco A. Emrich
                                           President and Chief Executive Officer

     Each person whose signature appears below constitutesand appoints Marco A. Emrich and Michael A. Mulshine and each of them, as his lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name                                          Title                             Date
----                                          -----                             ----

/s/ Laurence L. Osterwise             Chairman  of  the  Board  of               April 6, 2000
-------------------------
    Laurence L. Osterwise             Directors


/s/ Marco A. Emrich                   President, Chief Executive                 April 6, 2000
-------------------------             Officer and Director (Principal
    Marco A. Emrich                   Executive Officer)

/s/ William K. Williams               Vice President and Chief                   April 6, 2000
-------------------------             Financial Officer (Principal
    William K. Williams               Financial and Accounting Officer)


-------------------------             Director                                   April _, 2000
R. Barry Borden


/s/ Michael A. Mulshine               Secretary and Director                     April 6, 2000
------------------------
Michael A. Mulshine


-------------------------             Director                                   April _, 2000
David S. Hirsch


-------------------------             Director                                   April _, 2000
James C. Sargent


/s/ Jack A. Pellicci                  Director                                   April 6, 2000
-------------------------
Jack A. Pellicci


-------------------------             Director                                   April _, 2000
Robert M. Shapiro


/s/ James T. Womble                   Director                                   April 6, 2000
-------------------------
James T. Womble


                                  Exhibit Index

    Exhibit No.       Description
    -----------       -----------
        4.1           Statement of Designation of Class A, Series B Convertible  Preferred  Stock  (incorporated  by reference to Exhibit 4.0 to the Company's  Quarterly  Report on Form 10-Q for the three months ended March 31, 1999)
        4.2           Statement of Designation of Class A, Series F Convertible  Preferred  Stock  (incorporated  by reference  to Exhibit 4.0 to the  Company's  Quarterly  Report on Form 10-Q for the six months ended June 30, 1999)
        4.3*          Certificate  of  Designations,  Preferences  and  Rights  of  Class A,  Series  G  Convertible
                      Preferred Stock
        5.1*          Opinion  of Piper  Marbury  Rudnick  & Wolfe  LLP,  regarding  legality  of  securities  being registered
        10.1          Series B Convertible  Preferred Stock Purchase  Agreement, dated  March 30,  1999,  by and between  the  Company and Seaside  Partners,  L.P.  (incorporated  by  reference  to Exhibit
                      4.0 to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1999)
       10.2*          Series F Convertible  Preferred Stock Purchase  Agreement,  dated May 24, 1999, by and between the Company, Oscar Tang, individually, and The Tang Fund
       10.3*          Series G Convertible  Preferred  Stock and Warrants  Purchase  Agreement,  dated  February 25,
                      2000, by and between the Company and the investors signatory thereto
       10.4*          Form of Warrant to purchase  shares of common stock of the Company, issued to the investors
                      signatory to the Series G Convertible   Preferred   Stock  and   Warrants   Purchase Agreement
       10.5*          Registration  Rights  Agreement,  dated  February 25, 2000, by and between the Company and the investors signatory thereto
       23.1*          Consent of Ernst & Young LLP
       23.2*          Consent of BDO Seidman, LLP
       23.3*          Consent of Piper Marbury Rudnick & Wolfe LLP  (included as part of Exhibit 5.1 hereto)
       24.1*          Power of Attorney (included in signature page)

*        Filed herewith